UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Microchip Technology Incorporated
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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

On July 7, 2025, Microchip Technology Incorporated filed a Definitive Proxy Statement for its annual meeting of stockholders to be held on August 19, 2025 with the Securities and Exchange Commission. The following slides provide additional information regarding an executive compensation matter and should be read together with the disclosures in the Definitive Proxy Statement.

MICROCHIP

A Leading Provider of Smart, Connected and Secure Embedded Solutions

RSU grant for Steve Sanghi in connection with his appointment as interim CEO and President on November 18, 2024

- Steve Sanghi was appointed as interim CEO and President on November 18, 2024. Mr. Sanghi did not receive any new RSU grants at that time.
- On January 2, 2025, Mr. Sanghi was granted RSUs for a total of 392,408 shares. The company's other executive officers were granted quarterly evergreen grants on such date.
- This level of RSU grants to Mr. Sanghi was based on the level of RSU grants he was receiving when he previously served as CEO and President in March 2021, the number of RSUs previously granted to him that were continuing to vest and the relative increase in the RSU grant levels for the company's other executive officers (including the prior CEO and President) over the past few years.
- The new RSUs granted to Mr. Sanghi vest quarterly from February 15, 2026 through February 15, 2028. Since Mr. Sanghi was appointed on an interim basis, at the time of grant it was highly uncertain that he would fully vest in all of these RSUs.
- These RSU grants were disclosed in Microchip's Annual Meeting Proxy Statement in the Grant of Plan-Based Awards table in 3 tranches of 128,861 shares; 115,414 shares; and 148,133 shares.
- These RSU grants (including the vesting schedule) were also disclosed in the Proxy Statement in the Outstanding Equity Awards at Fiscal 2025 Year End table in these same 3 tranches. The vesting schedules are described in footnotes 31, 39 and 45 to the table.

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MICROCHIP

RSU grant for Steve Sanghi in connection with his appointment as interim CEO and President on November 18, 2024

- Microchip’s typical practice is that RSU grants to executive officers generally are subject to 50% performance-based vesting with the performance goal tied to the company’s non-GAAP operating margin over a period of 12 quarters from the date of grant.
- When considering the vesting for Mr. Sanghi’s RSUs, the Compensation Committee considered that his appointment was on an “interim” basis and that the performance goal that the company had been using for many years was based on a 12 quarter/3-year period. Thus, the Compensation Committee did not believe that using the standard performance goal was workable given the interim nature of Mr. Sanghi’s appointment.
- The Compensation Committee considered the use of the same non-GAAP operating margin performance goal over a shorter period of time or the use of a different performance goal over a shorter period of time but given the highly uncertain nature of the company’s expected performance at the time and the uncertain length of time that Mr. Sanghi would be serving, the Compensation Committee decided that the time-based vesting schedule provided the appropriate incentive to Mr. Sanghi.
- At that time, the Compensation Committee discussed that any equity awards to the permanent CEO (whether it was Mr. Sanghi or another candidate) should have a significant performance-based component.
- On July 11, 2025, Mr. Sanghi was appointed as permanent CEO and President and the RSU awards to Mr. Sanghi granted on such date were generally 60% performance-based and based on the same performance metrics as the company uses for its other executive officers. The approximately 60% portion of Mr. Sanghi’s grant that is performance-based is higher than the company’s typical practice of having 50% of RSU grants to executives being performance-based.

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MICROCHIP

Rationale for interim CEO appointment grant

- **Leadership Continuity and Stability:**
  - Mr. Sanghi was awarded an RSU grant on January 2, 2025 to help ensure strong leadership continuity and organizational stability during this pivotal leadership transition period and to minimize disruption to the company's operations and strategic initiatives.
  - Mr. Sanghi was uniquely positioned to provide this continuity and stability given his prior service as Microchip's CEO and President and his service as Board Chair.
  - This approach helped to shape the company's strategic direction and support the achievement of key business objectives, designed to protect and enhance stockholder value.
- **Alignment with Stockholder Interests**: This grant to Mr. Sanghi was both an incentive and a retention tool, structured to align Mr. Sanghi's interests with long-term stockholder value creation.
- **One-Time and Exceptional Circumstances**: This grant was a one-time, non-recurring award, designed with a pro-rata vesting schedule aligned with what was anticipated to be an interim period of service by Mr. Sanghi.
- **Governance and Oversight**: The Compensation Committee, comprised entirely of independent directors, designed and approved this package after analysis and deliberation.

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MICROCHIP